Exhibit 99

Celadon Group, Inc.

October 19, 2016

Mr. Jay Yoon
Seeking Alpha.com

Re:      Article dated October 12, 2016

Dear Mr. Yoon:

This letter responds to your questions received at approximately 6:20 p.m. on October 11, which related to portions of an article you published in Seeking Alpha the next morning close to the opening of the market.  The article alleged accounting irregularities and stated that you had submitted questions to Celadon's investor relations team.  Unfortunately, because you did not wait for a response, the article contained a number of errors and misplaced assumptions concerning GAAP accounting and other matters, as explained below.  This letter only responds to your specific questions.  The article contained many other assertions, opinions and speculations with which we disagree, but we will not attempt to address all of them.  This letter has been furnished to the SEC on Form 8-K.

Your questions and our answers follow:

1.
Why are the changes in certain working capital items (other assets, accounts payable & accrued expenses, equipment held for sale) not matching between the CF statement and balance sheet in Q2, Q3 and Q4 2016?

A:  Generally speaking, we would not expect the working capital line items you referenced to match between the balance sheet and cash flow statement in any given period.  There are three main reasons:  (1) the balance sheet includes items that are accrued but for which cash payment has not yet been made (or for which cash payment was made during the period but the accrual existed in a prior period); (2) acquisitions result in items being added to the balance sheet that do not flow through these accounts on the cash flow statement (rather, are reflected as a component of the purchase of business line in investing activities); (3) currency fluctuations affect the balance sheet amounts which are included in the “Effect of exchange rates on cash and cash equivalents”.

2.
Why did you state that equipment held for sale was comprised of only trucks purchased for Quality in the 2016 10K, yet you also stated that 33% of revenue equipment held for sale was used Celadon equipment?  This seems contradictory.

A:  In our Form 10-K we stated “The majority of the assets included in revenue equipment held for sale were acquired to be resold and those assets have been recorded at cost.  As of June 30, 2016, 33% of the units held for sale was comprised of old Celadon fleet equipment no longer in service versus newly purchased equipment.”

3.	Why did you report negative sale proceeds from PP&E in Q2 2016 in your CF from investing activities statement? This does not make sense. How can sale proceeds be negative?

A:  The negative sale proceeds resulted from a reclassification of certain first quarter transactions from investing activities to operating activities.  The totals were correct but the reclassification more accurately reflected the allocation of units between Celadon fleet and Quality.  This reclassification only impacted Q1 of fiscal 2016.  No previous periods or subsequent periods were affected.

4.
Your implied Q3 PP&E balance (Q2 PP&E + capex - depreciation + conversion of capital leases) does not match the actual PP&E balance in Q3.  The actual PP&E balance seems to be inflated by over $20mm.  Why does this disconnect exist?

A:  Generally speaking, we would not expect the cash flow line items you identified to fully explain the change between beginning and ending balance sheet PP&E balances.  There are three main reasons:  (1) the balance sheet includes accruals for equipment purchases that have been contracted but for which cash payment has not been made, whereas the cash flows from investing activities would not reflect non-cash activity; (2) the balance sheet PP&E line item is reduced by old Celadon fleet units moved to equipment held for resale, which is not reflected in the investing section of the cash flow statement; (3) the impact of currency fluctuations on asset values are recorded on the balance sheet but not in the investing section of the cash flow statement but are included in the “Effect of exchange rates on cash and cash equivalents”.

Mr. Jay Yoon
October 19, 2016

5.
In Q3'16 10Q, you stated that equipment sale proceeds were $318.6mm and in the FY'16 10K you stated that equipment sale proceeds was $328.6mm.  The $328.6mm includes the $30mm received from 19th Capital...if you deduct $30mm from $328.6mm, this would imply YTD Q3'16 proceeds should have been $298.6mm.  Instead it was $318.6mm.  Why does this disconnect exist?

A:  This question and your question 11 relate to the same issue.  As explained in Footnote 18 to our Form 10-K, the sale of equipment to 19th Capital did not qualify for sale treatment per Generally Accepted Accounting Principles and therefore is not included in “Proceeds on sale of property and equipment” in the Statement of Cash Flows.

6.	Why do you keep changing your equipment held for sale from one category in Q1'16 to two categories in Q2'16 to three categories now in Q4'16?

A:  To provide additional clarity to investors and consistent with our discussions with the SEC (as detailed in the comment letter responses) we divided these line items into additional categories.  The current asset categories include assets that are under lease as of the Balance Sheet date that we plan to sell within 12 months, and assets not under lease as of the Balance Sheet date that we plan to sell in 12 months.  Management has a plan to sell these leased assets in their current condition to third party financing parties and is currently marketing these units at a reasonable price compared to their fair value, therefore they have been classified as current.  The long term asset category relates to items that were already sold but reflected as a financing (the 19th transaction described above and similar) or items we don't have a clear plan to dispose of in 12 months or can't demonstrate that it is likely those units will be disposed of in 12 months, therefore do not meet the definition of a current asset.  In any event, assets held for sale are not part of our operating fleet units.

7.	Why have you capitalized lease advance payments in other assets? Won't this cash not get recovered due to the reserve account liabilities?

A:  Under the Service Agreement, amounts advanced by Celadon in excess of the reserve account balance are subject to reimbursement by Element.  As of June 30, 2016, the reserve account liabilities have been fully extinguished and therefore the amounts advanced are in excess of the reserve account liabilities.  See explanation from number 8 below.

Mr. Jay Yoon
October 19, 2016

8.
In terms of reserve account liabilities, why have you excluded the $74mm of reserve account liabilities from your balance sheet?  Based on your reserve account agreements and a March 2016 presentation from Element, CGI is responsible for paying this.  Given the downturn in the market and low utilization of trucks, it is likely this $74mm will be reimbursed to Element.  Thus, why is this not considered a liability for you?

A:  Since inception of the Element transactions, we have sold approximately $740 million of assets to Element.  From these sales we have established approximately $74 million of reserve liabilities on our balance sheet under "Deferred leasing revenue and related liabilities."  We did not record this portion of the gain on our income statement as either income or expense.  As of June 30, 2016 the reserve account liabilities have been fully extinguished and we have advanced amounts in excess of the reserve account liabilities which are subject to reimbursement by Element.  See answer to your question 7.

9.
Why did the Quality business burn $48.8mm in net cash on truck??? in the second half of FY 2016?  This makes no sense since management stated it would liquidate its trucking inventory in the second half of FY 2016.

A:  In the second quarter conference call, we stated that we expected to liquidate the assets then held for sale during the second half of FY 2016.  We did not say that we would discontinue buying equipment.  In fact, at December 31, 2015 we had commitments to purchase approximately $83.5 million in equipment, which was disclosed in our Form 10-Q.  It should be noted that not all of the $83.5 million of commitments related to Quality.

10.	Why did your audit fees increase so much from FY 2014 to FY 2015?

A:  The audit fees increased for several reasons, primarily the following: (1) we completed several acquisitions during FY 2015, which required both accounting work on the acquisitions themselves and additional audit and SOX testing work; (2) we completed acquisitions during fiscal 2014 that increased the scope of audit and SOX work in 2015 as those operations became subject to testing; (3) Quality grew substantially during FY 2015 and required increased testing as it became more material; (4) Total assets increased by almost $500 million; (5) our stock offering in May 2015 required accounting comfort.  All of the additional work resulted in additional fees.

Mr. Jay Yoon
October 19, 2016

11.
Why did you take out a $30mm loan from 19th Capital rather than just draw cash on your revolver?  Is it because of your tight covenant situation?  It seems like drawing on your revolver would have been much cheaper.

A:  The transaction with 19th Capital was a sale for legal purposes—title was transferred and we received $30 million of cash plus a $7 million deferred payment obligation.  Because we retained certain risks of ownership through a deferred payment stream, we deemed that this transaction did not qualify for sales treatment.

12.	What impact do you expect your safety violations to have on your business? Do you expect that you will have to start hiring more experienced drivers as a result?

A:  Safety is a strong priority for Celadon.  The referenced CSA violations are common among our peers as is the disclosure under risk factors in our Form 10-K.  We expect to continue to hire both experienced and student drivers.

We hope the answers above help you better understand our business and the authoritative accounting guidance on which our disclosures are based.

Sincerely,

Celadon Group, Inc.

By:  /s/ Bobby Peavler
Bobby Peavler
Executive Vice President, Treasurer, and Chief Financial Officer